Exhibit 5.1

May 9, 2011

NGL Energy Partners LP

6120 South Yale Avenue, Suite 805

Tulsa, Oklahoma 74136

Re:          NGL Energy Partners LP

Registration Statement on Form S-1

(File No. 333- 172186)

Ladies and Gentlemen:

We have acted as special counsel to NGL Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing by the Partnership with the Securities and Exchange Commission of a Registration Statement on Form S-1, as amended (File No. 333-172186) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement relates to an underwritten public offering by the Partnership of up to 4,025,000 common units (including up to 525,000 common units subject to the Underwriters’ (as defined below) overallotment option) representing limited partnership interests in the Partnership (the “Units”) pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Partnership and Wells Fargo Securities, LLC and RBC Capital Markets, LLC, as representatives of the underwriters named therein (the “Underwriters”).  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that, upon sale and delivery, the certificates for the Units will conform to the specimen thereof included as an exhibit to the form of partnership agreement of the Partnership filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the common units of the Partnership or, if uncertificated, valid book-entry notations for the issuance of the Units in uncertificated form will have been duly made in the register of common units of the Partnership.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the general partner of the Partnership, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations stated herein, we are of the opinion that, when (i) the partnership agreement of the Partnership has been amended and restated to be in substantially the form of the form thereof filed as an exhibit to the Registration Statement and (ii) the Underwriting Agreement has been duly executed and delivered and the Units have been issued and delivered as described in the Registration Statement in accordance with the Underwriting Agreement against payment in full of the consideration payable therefor as determined in accordance with the partnership agreement of the Partnership by the Board of Directors of the general partner of the Partnership or a duly authorized committee thereof and as contemplated by the Underwriting Agreement, the Units will be duly authorized, validly issued, fully paid (to the extent required under the partnership agreement of the Partnership) and non-assessable (except as such nonassessability may be described in the Registration Statement under “The Partnership Agreement—Limited Liability” or as may be specified in paragraph (B) below).

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                                   We express no opinion as to the laws of any jurisdiction other than the Revised Uniform Limited Partnership Act of the State of Delaware (the “Delaware LP Act”).  As used herein, the term “Delaware LP Act” includes the statutory provisions contained therein and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

B.                                     The opinions set forth in this letter are subject to the qualification that (i) under Section 17-303(a) of the Delaware LP Act, a limited partner who participates in the “control,” within the meaning of the Delaware LP Act, of the business of a partnership or takes action which constitutes “control” may be held personally liable for such partnership’s obligations under the Delaware LP Act to the same extent as a general partner and (ii) under Sections 17-607 or 17-804, as applicable, of the Delaware LP Act, a limited partner who (x) receives a distribution (1) that, at the time of distribution and after giving effect to the distribution, causes all liabilities of the Partnership, other than liabilities to partners on account of their partnership interests and non-recourse liabilities, to exceed the fair value of the assets of the limited partnership (except the fair value of property subject to a liability for which the recourse of creditors is limited, which property shall be included in the assets of the limited partnership only to the extent that the fair value of such property exceeds such liability) or (2) upon the winding up of the Partnership, before liabilities of the Partnership to creditors have been satisfied by payment or the making of reasonable provision for payment thereof or otherwise in violation of the provisions of the Delaware LP Act applicable to a winding up of a limited partnership and (y) knew at the time of such distribution that the distribution was in violation of the Delaware LP Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

C.                                     This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Validity of the Common Units”.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.